Exhibit 3.1

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
BLUE FIRE ETHANOL FUELS, INC.

(FORMERLY SUCRE AGRICULTURAL CORP.)

Pursuant to the provisions of Sections 78.385 and 78.403 of the Nevada Revised Statutes, as amended, the undersigned does hereby declare and certify that:

1.    He is the duly elected and acting President of Blue Fire Ethanol Fuels, Inc., a corporation duly organized and existing under the laws of the State of Nevada (the “Corporation.”), and he has been authorized to execute this certificate by resolution of the Corporation’s board of directors.

2.    The Articles of Incorporation of the Corporation were originally filed by the Secretary of State on March 8, 2006.

3.    The board of directors of this Corporation duly adopted resolutions on July 2, 2006, proposing to amend and restate the Articles of Incorporation, declaring said amendment and restatement to be advisable and in the best interests of this Corporation and its stockholders and authorizing the appropriate officers of this Corporation to solicit the consent of the stockholders therefore, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Articles of Incorporation of this Corporation be amended and restated as follows:

ARTICLE I

The name of the Corporation is: Blue Fire Ethanol Fuels, Inc.

ARTICLE II

The name of the corporation’s resident agent is The Corporation Trust Company of Nevada, and the street address of the said resident agent where process may be served is 6100 Neil Road, Suite 500, Reno, NV 89511.

ARTICLE III

The nature of the business and the objects and purposes proposed to be transacted, promoted or carried on by the Corporation to engage in any lawful activity. To do any and all things necessary, suitable and proper for the accomplishment of any of the purposes, the fulfillment of any of the obligations, or the furtherance of any of the powers hereinbefore set forth, either alone or in association, partnership, or joint venture with other persons, firms, or corporations, and to do every other act or acts, thing or things, incidental or appurtenant to, growing out of, or connected with, the aforesaid business or powers, any part or parts thereof, provided the same be not inconsistent with the laws under which Corporation is organized.

The above and foregoing statement of purposes shall be construed as a statement of both purposes and powers and shall not be construed as limiting in any way the powers conferred upon corporations generally by the laws of the State of Nevada.

ARTICLE IV

Section 1:    Number. The aggregate number of shares which the Corporation shall have authority to issue is One Hundred Million (100,000,000) Common Shares of one class, with unlimited voting rights, all with par value of $0.001. and One Million (1,000,000) shares of Preferred Stock, no par value, and which may be issued in one or more series at the discretion of the Board of Directors. The Board of Directors is hereby vested with authority to fix by resolution or resolutions the designations and the powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation the dividend rate, conversion or exchange rights, redemption price and liquidation preference, of any series of shares of Preferred Stock, and to fix the number of shares constituting any such series, and to increase or decrease the number of shares of any such series (but not below the number of shares thereof then outstanding). In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution or resolutions originally fixing the number of shares of such series. All shares of any one series shall be alike in every particular except as otherwise provided by these Articles of Incorporation or the Nevada Business Corporation Act.

Section 2:    Dividends. Dividends in cash, property or shares of the Corporation may be paid upon the stock, as and when declared by the Board of Directors, out of funds of the Corporation to the extent and in the manner permitted by law.

ARTICLE V

The holders of the capital stock of this Corporation shall not have the preemptive right to acquire additional unmissed Shares or treasury shares of the capital stock of this Corporation, or securities convertible into the shares of capital stock or carrying capital purchase warrants or privileges.

ARTICLE VI

Cumulative Voting of shares of stock of the Corporation shall not be allowed or authorized in the election of the Board of Directors of the Corporation.

ARTICLE VII

The number of directors of the Corporation shall be established in accordance with the Bylaws of the Corporation.

ARTICLE VIII

The capital stock of Corporation, after the fixed consideration thereof has been paid or performed, shall not be subject to assessment, and Stockholders of Corporation shall not be individually liable for the debts and liabilities of Corporation.

ARTICLE IX

This Corporation shall have perpetual existence.

ARTICLE X

The Board of Directors shall have the power and authority to make, alter, or amend the Bylaws; to fix the amount, in cash or otherwise, to be reserved as working capital; and to authorize and cease to be executed the mortgages and liens upon the property and franchises of Corporation.

ARTICLE XI

Section 1:    Indemnification of Directors. A director of the Corporation shall not be personally liable to the Corporation or to its shareholders for damages for breach of fiduciary duty as a director of the Corporation or to its shareholders for damages otherwise existing for (i) any breach of the director’s duty of loyalty to the Corporation or to its shareholders; (ii) acts or omission not in good faith or which involve intentional misconduct or a knowing violation of the law; (Iii) acts revolving around any unlawful distribution or contribution; or (iv) any transaction from which the director directly or indirectly derived any improper personal benefit. If Nevada Law is hereafter amended to eliminate or limit further liability of a director, then, in addition to the elimination and limitation of liability provided by the foregoing, the liability of each director shall be eliminated or limited to the fullest extent permitted under the provisions of Nevada Law as so amended. Any repeal or modification of the indemnification provided in these Articles shall not adversely affect any right or protection of a director of the Corporation under these Articles, as in effect immediately prior to such repeal or modification, with respect to any liability that would have accrued, but for this limitation of liability, prior to such repeal or modification.

Section 2:    Indemnification. The Corporation shall indemnify, to the fullest extent permitted by applicable law in effect from time to time, any person, and the estate and personal representative of any such person, against all liability and expense (including, but not limited to attorney’s fees) incurred by reason of the fact that he is or was a director or officer of the Corporation, he is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee, fiduciary, or agent of, or in any similar managerial or fiduciary position of, another domestic or foreign corporation or other individual or entity of an employee benefit plan. The Corporation shall also indemnify any person who is serving or has served the Corporation as a director, officer, employee, fiduciary, or agent and that person’s estate and personal representative to the extent and in the manner provided in any bylaw, resolution of the shareholders or directors, contract, or otherwise, so long as such provision is legally permissible.

ARTICLE XII

This Corporation shall not be governed by, nor shall the provisions of Sections 78.378 through and including 78.3793 and Section 78.411 through and including 78.444 of the Nevada Revised Statutes, as amended, in any way whatsoever affect the management, operation or be applied to Corporation. This Article XII may only be amended by a majority vote of not less than 90% of the then issued and outstanding shares of Corporation. A quorum of outstanding shares for voting on an Amendment to this Article XII shall not be met unless 95% or more of the issues and outstanding shares are present at a properly called and noticed meeting of the Stockholders. The super-majority set forth in this Article XII only applies to any attempted amendment to this Article.

IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Articles of Incorporation this 2nd day of July, 2006.

/s/ Arnold Klann, President Arnold Klann, President

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